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                     ECOLAB ANNOUNCES INCREASE IN OFFER FOR
                         GIBSON CHEMICAL INDUSTRIES AND
                           SEEKS BOARD RECOMMENDATION


Ecolab Australia Pty Limited ("Ecolab") today announced its intention to increase its offer price to $8.75 per share under its offer to acquire all the ordinary shares of Gibson Chemical Industries Limited ("Gibson"). This will be a final offer (in the absence of a competing offer).

Over recent days Ecolab has had extensive discussions with the Chairman of Gibson and its Managing Director to seek a recommended offer. It was fundamental to the discussions that Gibson was worth more to Ecolab on the basis of an offer that was recommended by the Board of Directors.

For this reason Ecolab advised the Gibson Board that it would be prepared to make a final offer at $9.00 per share if a unanimous recommendation was agreed by the Gibson Board, otherwise its final offer would be $8.75 per share.

Ecolab had also advised Gibson that it would allow part of the total $9.00 consideration to be received by Gibson shareholders by way of a fully franked dividend, which Ecolab understands could be up to approximately 50 cents per share. A 50 cent per share fully franked dividend would have attached 28.125 cents per share of franking for shareholders.

Ecolab requested the decision of the Gibson Board by 5.00pm today. The $9.00 proposal has not been accepted by the Gibson Board.

Ecolab's final offer will therefore be $8.75 per share (in the absence of a competing offer) unless the Gibson Board agrees to unanimously recommend Ecolab's $9.00 per share proposal, by no later than 10.00am Wednesday 8th October 1997, and the detail of the recommendation by Gibson's Directors is acceptable to Ecolab.

Ecolab believes that an offer of $9.00 is very generous and therefore encourages the Gibson Board to reconsider its position.

An offer price of $8.75 per share represents:

- a multiple of approximately 21 times Gibson's 1997 earnings per share (fully diluted, ex abnormals);

- a premium of approximately 43% over Gibson's 12 month weighted average share price prior to Ecolab's on market purchases; and

- a premium to net tangible assets per share (as at 30 June 1997) of approximately 165%.

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Ecolab has already acquired a 15.9% shareholding in Gibson through on-market purchases from six of Gibson's major institutional shareholders at prices between A$7.10 and A$8.25.



For further information please contact:

Michael J. Monahan                      Chris Mackay/Matthew Grounds
Vice President External Relations       SBC Warburg Australia Corporate Finance
Ecolab Inc.                             Tel:  (02) 9324 2475/2484
Ecolab Center
370 Wabasha Street N.
St. Paul, MN 55102
Tel:  (612) 293 2809


Dated:  2 October 1997